                                                                 EXHIBIT 10.12
                                  TERM SHEET
                                      FOR

                    BUSYBOX.COM INC. -- M2 SOFTWARE EQUITY
                            DISTRIBUTION AGREEMENT

                                JANUARY 7, 2000

1. This Term Sheet is intended to provide guidance in preparation of a definitive distribution agreement between the parties. Subject to execution of the final agreement, the terms of this Term Sheet shall be binding upon the parties. All disputes between the parties arising from this Term Sheet shall be finally decided through binding arbitration.

2. m2 shall provide distribution for BB content through m2's multiple royalty free distribution channels including but not limited to Dynamic Graphics Corbis, Digital Vision, 24-7-footage.com, The Video Library, Eyewire, AVID Education Centers, AVID Resellers, Islip Media, Hot Shots, Cool Cuts, Media 100 Platinum Resellers, Film & Video Stock Shots.

3. m2 shall pay 20% of the gross distributed sale (excluding 24-7 footage.com) for BB content payable upon 30 days after the close of each month. m2 shall provide from its distributors, monthly reports showing the gross sales of BB content.

4. m2 shall pay 40% of the gross distributed sale for BB center for 24-7 footage.com

5. m2 shall provide video clips to distribute through the Reelstock web site. BB shall pay m2 20% of the gross sale for m2 content, payable upon 30 days after the close of each month. If BB utilizes m2 footage in distribution outside of the Reelstock website, m2 shall receive 20% of the gross sale from the distributor, BB shall provide from its distributors, monthly reports showing the gross sale of m2 content.

6. BB shall provide m2 the video clips of their choice on D-1 or digibeta formats, m2 will digitize the clips in the format necessary for mastering for the distributors.

7. m2 shall provide BB the video clips of their choice on D-1 or digibeta formats necessary for placing the clips on the BB web site.

8. m2 and BB and its production partners confirm that they are the solo owner of the rights to the original substantive materials, with the exception of footage gathered from public domain, and that it will warrant and defend its exclusive ownership and protect each party against any claim of any other person, firm or organization of said rights worldwide. m2 will provide a warranty that indicates all content is registered intellectual property of m2 and its production partners.

9. M2's anticipated list prices for the titles in catalogs, distribution channel and the individual clips are as follows:

     -  Foreground Category (CD Rom) - $499
     -  Beta SP                        $599
     -  By the Clip                    $399

10.  m2 and BB agree that the End User License Agreement (or "EULA") for all
     M2 or BB clip or CD titles grant to the user a world wide perpetual license for the Video Clips (provided that each party has met the contractual requirements once the product is sold) All rights, titles and interest, including copyright and all other intellectual property rights in and to the M2 video clips shall remain in m2. All rights, titles and interest, including copyright and all other intellectual property rights in and to the BB video clips shall remain in BB.
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11. m2 and BB will provide the proper indemnification and E & O insurance policies to satisfy the contract requirements. The specific indemnification requirements will be included in the definitive agreement.

12. BB shall review their current footage resources and future footage acquisition plans and submit a plan to fulfill at BB option (based on acceptable footage) the following general categories:


Active Seniors   Senior Executives        Time Lapse-City          Junior Executives
Family Life      Active Children          Domestic Animals         Business on the Move
Home & Garden    Aerials                  Golf                     Emergency
Disasters        Office Loans             Architectural Icons      Engineering Icons
Factory at Work  Business Situations (4)  Glamour                  Gaming
Medical (4)      Computer Technology      Conventions              Romantic Moments
Body Beautiful   Beauty and Health        Couples                  Archival 60's
Archival 70's    Archival 80's            Archival Technology      WW 1
WW2              Archival Sports          Archival Communications


These titles will be filled in January, February and March.

BB shall review their current footage resources and future footage acquisition plans and submit a plan to fulfill at BB option (based on acceptable footage) the following categories:


Anytown USA 1&2       City Facades          City Life                Exotic Locations
The Great Outdoors    Intriguing Locations  Rest & Relaxation        Travel & Leisure 1 & 2
Urban Sprawl          Active Lifestyles     Archives: 1900's         Faces of the Century
Business 1 & 2        Digital FX            Face of Industry 1 & 2   Fast Forward
Transportation 1 & 2  Clouds & Skies        Exploring Space          Natural Textures
Natures Backdrops     Natures Creatures     Planetary Movements      Scenic Water
Under the Sea         Water Reflections


These titles will need to be filled by May 1, 2000.

The plan to fulfill any of the above categories would need to be submitted no later than Feb. 4, 2000. After Feb 4, 2000, m2 shall fill the orders from current resources as well as pending negotiated contracts.

     Confirmation of Terms Accepted



     /s/                                         /s/
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     BusyBox.com, Inc.                           m2 Software Equity LLC